Viatar CTC Solutions Selected for Prestigious Cavendish Global Health Innovation Award

Lowell, MA—(November 12, 2015) –Viatar CTC Solutions Inc. (OTCQB: VRTT) a medical technology company focused on the treatment of patients with metastatic cancer, announced today that the Company was chosen to receive a Cavendish Global Health Innovation Award.  Viatar CTC Solutions presented the Company’s technology during the recent Cavendish Global Health Impact Forum co-hosted by Cleveland Clinic which was held from October 25th to October 28th at The Cleveland Clinic, Cleveland, Ohio.

The purpose of the prestigious Forum is to help family offices and foundations develop and implement their individual pro-social impact investing, grant-giving, and philanthropy programs within healthcare and the life sciences.  To accomplish this mission, the Forum showcases presentations and panel discussions by leading family offices, accomplished foundations, research institutions, and private-sector companies engaged in developing innovations with the potential for transformational impact on disease prevention, diagnosis and treatment.

“We are honored to have been chosen from the more than 30 companies that presented at The Cavendish Global Health Impact Forum to be ultimately distinguished by a Cavendish Global Health Innovation Award,” said Mr. Ilan Reich, Founder and CEO of Viatar CTC Solutions. He added, “The entire team at Viatar CTC Solutions was excited to learn that our innovative approach to treating the roughly 10 million patients worldwide each year, who have Stage IV or metastatic disease, was recognized and commended by such an esteemed group of global leaders in the world of healthcare and medicine.”

Cavendish Global consists of over 200 leading family offices and foundations from around the world with combined assets of over $260 billion who share a passion for pro-social endeavors within health and the life sciences. The Cavendish Global Health Impact Forum provides family offices with a discrete, peer-to-peer knowledge expansion and relationship building environment, combined with the information and educational resources required by foundations actively seeking to accelerate technological innovation and health access through sustainable philanthropy, grant-making and impact investing.  The Forum is also an opportunity for family offices to champion and share information on projects and organizations, which they are passionate about with other family offices from around the world.

About Viatar CTC Solutions

Viatar CTC Solutions Inc. is a medical technology company focused on the treatment of patients with metastatic cancer. The company's lead product, the Viatar™ Therapeutic Oncopheresis System, removes circulating tumor cells from whole blood using label-free cross-flow filtration. Pending regulatory approval targeted for 2016, it will be used as a periodic therapy to improve overall survival for a wide range of solid tumor types such as lung, breast, colon, prostate and gastric cancers.

This proprietary technology also powers the company's liquid biopsy products, which are collection systems for use by genetic testing companies, researchers and medical oncologists that provide a greater quantity and purity of circulating tumor cells for their molecular analysis and personalized medicine objectives.

Further information is available on the Company's website, www.viatarctcsolutions.com.

About Cavendish Global

Cavendish Global provides family offices and their foundations with a discrete, peer-to-peer knowledge expansion and relationship building environment, combined with the innovative resources required to help develop and implement their individual pro-social impact investment and philanthropy programs within health and the life sciences. Cavendish Global provides family offices with a number of innovative resources, which includes Cavendish Impact Forums.  A unique gathering of leading family offices, Cavendish Impact Forums take place three times each year; the next Forum is being co-hosted by The Cleveland Clinic and Cleveland Clinic Innovations.

For more information: http://cavendishglobal.com

For Further Information Contact:

For Viatar CTC Solutions:
Ilan Reich
Chairman & CEO
ilan.reich@viatarctcsolutions.com

Investor Contacts:
Stephanie Prince
PCG Advisory Group
646.762.4518
Sprince@pcgadvisory.com

Dave Gentry
RedChip Companies
407-644-4256, ext. 104
dave@redchip.com

Media Contact:
Sean Leous
PCG Advisory Group
646.863.8998
sleous@pcgadvisory.com

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